Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Lyndi McMillan, lyndi.mcmillan@navistar.com, 331-332-3181
Investor contact:	Marty Ketelaar, marty.ketelaar@navistar.com, 331-332-2706
Web site:	www.Navistar.com/news

NAVISTAR ANNOUNCES CLOSING OF $1,100,000,000 SENIOR NOTES OFFERING AND RESULTS TO DATE OF TENDER OFFER AND CONSENT SOLICITATION

LISLE, Ill. — November 6, 2017 — Navistar International Corporation (NYSE: NAV) (“Navistar”) today announced that it has closed its private offering of $1,100 million aggregate principal amount of 6.625% senior notes due 2025 (the “2025 Notes”). The 2025 Notes are guaranteed by Navistar’s wholly owned subsidiary, Navistar, Inc. Navistar intends to use the proceeds of the offering, together with the borrowings under its new senior secured term loan, to (i) retire all $1,450 million aggregate principal amount of its existing 8.25% Senior Notes due 2021 (the “2021 Notes”) and to pay accrued and unpaid interest thereon, (ii) repay all of its outstanding obligations under its existing senior secured term loan facility, including accrued and unpaid interest, if any, (iii) fund cash to balance sheet to retire at maturity or repurchase a portion of its 4.50% Senior Subordinated Convertible Notes due 2018 and (iv) pay the associated prepayment premiums, transaction fees and expenses incurred in connection therewith.

The 2025 Notes and related guarantee will not be registered under the Securities Act of 1933, as amended (“Securities Act”), or the securities laws of any other jurisdiction, and the 2025 Notes will not be offered or sold in the U.S. or to U.S. persons absent registration or an applicable exemption from the registration requirements. The offering of the 2025 Notes will be made only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

Navistar also announced today that it has accepted for purchase $1,051 million aggregate principal amount of its 2021 Notes, or 72.50% of the total outstanding 2021 Notes, which were validly tendered prior to 5:00 p.m., New York City time, on November 2, 2017 (the “Early Tender Expiration”), pursuant to Navistar’s previously announced Offer to Purchase the 2021 Notes (the “Tender Offer”). Holders of the 2021 Notes accepted for purchase will receive the “Total Consideration” of $1,003.80 per $1,000 principal amount of the 2021 Notes, plus accrued and unpaid interest to, but not including, the early settlement date for the Tender Offer, which is today.

In conjunction with the Tender Offer, Navistar also solicited the consents (the “Consent Solicitation”) from registered holders of the 2021 Notes to amend certain terms of the indenture governing the 2021 Notes (the “Indenture”). Holders of 2021 Notes who validly tendered their 2021

Notes are deemed to have consented to the proposed amendment to the Indenture. As a result of receiving the requisite consents in the Consent Solicitation to adopt the amendments to the Indenture, Navistar and The Bank of New York Mellon Trust Company, N.A., as trustee, entered into a supplemental indenture to the Indenture. The supplemental indenture, among other things, eliminates substantially all of the restrictive covenants and certain events of default from the Indenture and reduces the minimum redemption notice period required under the Indenture from 30 days to 5 days. The supplemental indenture became effective immediately upon execution and is now operative since the company has repurchased, in the Tender Offer, at least a majority in principal amount of the outstanding 2021 Notes. Upon becoming operative, the amendments to the Indenture will apply to all holders of the 2021 Notes.

As previously announced, Navistar intends to redeem the remaining outstanding 2021 Notes on November 10, 2017 at a redemption price equal to 100.000% of the aggregate principal amount of the 2021 Notes to be redeemed, plus any accrued and unpaid interest on the principal amount being redeemed to, but not including, November 10, 2017.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell with respect to any securities. The Tender Offer is only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal, each dated October 20, 2017. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the company, the dealer manager, the solicitation agent, the information agent, the tender agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 2021 Notes or deliver their consent to the proposed amendments in the Tender Offer.

Navistar has retained J.P. Morgan Securities LLC to act as sole dealer manager and solicitation agent for the Tender Offer and Consent Solicitation and D.F. King & Co., Inc. to act as information agent and tender agent for the Tender Offer. Requests for documents may be directed to D.F. King & Co., Inc. at (866) 751 - 6317 (toll free) or (212) 269-5550 (collect) or email nav@dfking.com. Questions regarding the Tender Offer may be directed to J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3260 (collect).

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Cautionary Statement Concerning Forward-Looking Statements

Information provided and statements contained in this release that are not purely historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this release and the company assumes no obligation to update the information included in this release other than as required by the federal securities laws. Such forward-looking statements include those regarding the consummation of the tender offer and consent solicitation, as well as the planned redemption of the company’s outstanding 8.25% Notes due 2021. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the fiscal year ended October 31, 2016. Although the company believes that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for its ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

# # #